SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U, AND 74V.

FOR PERIOD ENDING:  1/31/2007
FILE NUMBER:  811- 5686
SERIES NO:    2

72DD   1 Total income dividends for which record date passed during the period.
         (000's Omitted)
         Class A                                                      $ 3,446
       2 Dividends for a second class of open-end company shares (000's Omitted)
         Class A3                                                     $   612
         Institutional Class                                          $   212


73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
       1 Dividends from net investment income
         Class A                                                       $ 0.2034
       2 Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class A3                                                      $ 0.1984
         Institutional Class                                           $ 0.2189


74U.   1 Number of shares outstanding (000's Omitted)
         Class A                                                         16,102
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class A3                                                         2,729
         Institutional Class                                                906


74V.   1 Net asset value per share (to nearest cent)
         Class A                                                       $ 10.00
       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class A3                                                      $ 10.00
         Institutional Class                                           $ 10.01